CONSENT OF ERNST & YOUNG LLP,
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Statements” in the Proxy Statement/Prospectus of WT Mutual Fund and to the incorporation by reference in this Registration Statement (Form N-14) of WT Mutual Fund of our report on the Wilmington Multi-Manager Large-Cap Fund and Wilmington Multi-Manager Mid-Cap Fund series of WT Mutual Fund dated August 17, 2007, included in the 2007 Annual Report to shareholders.

ERNST & YOUNG LLP
Philadelphia, Pennsylvania
October 12, 2007